Exhibit 10.2

EXECUTIVE OFFICER FORM

INTEGRATED SILICON SOLUTION, INC.

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made and entered into by and between                          (“Executive”) and Integrated Silicon Solution, Inc. (the “Company”), effective as of                         , 2009 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change in Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3. Severance Benefits.

(a) Change in Control Bonus Payment. Immediately prior to the closing of a Change in Control, Executive will receive a lump sum cash payment (less applicable withholding taxes) under the Company’s executive bonus program for the fiscal year during which the Change in Control occurs, in an amount determined by the Compensation Committee of the Board in its discretion, which amount shall be pro rated for the portion of the fiscal year ending on the date of the Change in Control.

(b) Involuntary Termination Following a Change in Control. If within twelve (12) months following a Change in Control (i) Executive terminates his or her employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause (as defined herein), and Executive signs and does not revoke the release of claims required by Section 4, Executive will receive the following severance benefits from the Company:

(i) Severance Payment. Executive will receive a single lump sum severance payment (less applicable withholding taxes) in an amount equal to the greater of (A) twelve (12) months of Executive’s annual salary or (B) four (4) weeks of Executive’s annual salary plus an additional two (2) weeks of Executive’s annual salary for each year of completed continuous service with the Company or any parent or subsidiary of the Company (including any service with Integrated Circuit Solution, Inc.) beginning with the Executive’s most recent hire date through the date of Executive’s termination (with the greater of the periods described in (A) or (B) above referred to herein as “Severance Period”), in each case with annual salary determined at a rate equal to the greater of (X) Executive’s annual base salary as in effect immediately prior to the Change in Control, or (Y) Executive’s Base Salary (as defined herein); provided, however, that such amount (before giving effect to any tax withholding) shall be reduced on a dollar-for-dollar basis by the aggregate amount that Executive is entitled to receive from the Company as severance payments under any of the Company’s other then existing severance guidelines, any agreement, applicable law or as negotiated in accordance with applicable law (including, but not limited to, any notice payments during the applicable notice period, any statutory severance payments, and any supplemental severance payments)(which payments shall be collectively referred to herein as “Statutory Payments”). If Executive completed a partial year of service of at least six (6) months and one (1) day, Executive’s years of service will be rounded up to the next full year of service. If Executive completed a partial year of service of six (6) months or less, Executive’s years of service will be rounded down to the last full year of service. Except as otherwise required by applicable law, any cash severance payable pursuant to this Section 3(b), the Company’s other then existing severance guidelines, any other agreement or otherwise, will be paid in a lump sum, notwithstanding any provision in any other agreement or otherwise providing for severance payments over time.

(ii) Equity Awards. One hundred percent (100%) of Executive’s then outstanding and unvested awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise (collectively, the “Equity Awards”)) as of the date of Executive’s termination of employment will become vested and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iii) Benefits. The Company agrees to provide Executive the same level of health coverage as in effect for Executive on the day immediately preceding the date of termination; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will pay such COBRA premiums to provide for continuation benefits on behalf of the Executive through the Severance Period. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period. Notwithstanding (1) and (2) above, if Executive is located outside of the United States and is not subject to COBRA, then the Company shall not have any obligations under this Section 3(b)(iii).

(c) Timing of Severance Payments. Unless otherwise required pursuant to Section 10 of this Agreement, the Company will pay the cash severance payments to which Executive is entitled under this Agreement in a lump sum as soon as practicable following the date of termination, provided, however, that such payment will be delayed to the extent required by Section 4 of this Agreement.

(d) Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(e) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(f) Termination Apart from Change in Control. In the event Executive’s employment is terminated for any reason, either prior to the occurrence of a Change in Control or after the twelve (12) month period following a Change in Control, then Executive will be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(g) Exclusive Remedy. In the event of a termination of Executive’s employment within twelve (12) months following a Change in Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, other than any Statutory Payments. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 3, except any Statutory Payments or as may be provided in any Equity Award agreement.

4. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 3 will be subject to Executive signing and not revoking a release of claims agreement in a form reasonably acceptable to the Company, and such release becoming effective within forty-five (45) days of Executive’s termination. No severance or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release.

(b) Other Requirements. Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any form of confidential information agreement with the Company and the provisions of this Section 4.

(c) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order: (1) reduction of cash payments; and (2) reduction of other benefits paid to Executive. In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s Equity Awards.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Base Salary. For purposes determining the severance payment under this Agreement, “Base Salary” will mean $                .

(b) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Any act of personal dishonesty taken by the Executive in connection with Executive’s responsibilities as an employee and intended to result in substantial personal enrichment of the Executive;

(ii) Executive’s conviction of a felony that is materially injurious to the Company;

(iii) A willful act by the Executive which constitutes gross misconduct and which is materially injurious to the Company;

(iv) The Executive’s willful and continued failure to perform the duties and responsibilities of Executive’s position after there has been delivered to the Executive a written demand for performance from the Chairman of the Board which describes the basis for the belief that the Executive has not substantially performed such duties and responsibilities and that the Executive has not corrected such failure within thirty (30) days of such written demand.

(c) Change in Control. For purposes of this Agreement, “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(ii) a sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or

(iv) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Notwithstanding the foregoing, (i) the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting securities of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction, and (ii) a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”).

(d) Disability. For purposes of this Agreement, “Disability” shall mean the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. Notwithstanding the foregoing however, should the Company maintain a long-term disability plan at any time during Executive’s employment with the company, a determination of disability under such plan shall also be considered a “Disability” for purposes of this Agreement.

(e) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) A reduction in Executive’s job title, duties or responsibilities;

(ii) A reduction in Executive’s annual salary or benefits; or

(iii) A change in the primary geographic location at which Executive must perform his services to a facility or a location which is fifty (50) miles or more from Executive’s then current primary office location;

provided, however, that before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within ninety (90) days of the initial event that Executive believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for Executive’s resignation for Good Reason and the proposed termination date (which will not be more than thirty (30) days after the giving of written notice hereunder by Executive to the Company), and (B) the Company must have an opportunity to cure the Good Reason condition within thirty (30) days following delivery of such notice.

Executive specifically acknowledges and agrees that the definition of “Good Reason” in this Section 6(e) shall operate with respect to all rights to severance and/or accelerated vesting of any Equity Award paid upon a Change in Control or a termination after a Change in Control and shall supersede and replace in its entirety any other definitions of “Good Reason”, “Involuntary Termination”, or other similar terms that may exist in any other employment agreement, offer letter, severance plan or policy, Equity Award agreement or Company stock incentive plan document.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

9. Arbitration. The Company and the Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the American Arbitration Association (“AAA”) in Santa Clara County, California, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement.

10. Code Section 409A.

(a) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 10(b) below, and consequently shall be paid to Executive promptly following termination as required by Section 3 of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined in this Section 10(b)) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A. Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 10(b) above. For purposes of this Section 10(c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

11. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(d) Integration. This Agreement, together with the form of confidential information agreement and the standard forms of Equity Award agreement that describe Executive’s outstanding Equity Awards (other than as such Equity Award agreements have been revised pursuant to this Agreement), represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between the Executive and the Company, the terms in this Agreement will prevail.

(e) Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	INTEGRATED SILICON SOLUTION, INC.

By:

Title:

EXECUTIVE

Print Name: